Light & Wonder, Inc.
Reports Fourth Quarter and Full Year 2024 Results
Delivered Record Full Year Consolidated Revenue with Double-Digit Growth of 10% Year-Over-Year
Added 850+ North American Gaming Operations Units Sequentially and 2,700+ Unit Expansion Year-Over-Year
Returned $462 million of Capital to Shareholders through Share Repurchases during 2024
Announced Strategic Acquisition of Grover Gaming’s Charitable Gaming Business
LAS VEGAS — February 25, 2025 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the fourth quarter and fiscal year ended December 31, 2024.
We closed another strong year, delivering record financial and operational performance and continuing our advancement toward our 2025 financial targets. For the full year 2024, the Company delivered:
•Record full year consolidated revenue of $3.2 billion, increasing 10%, with annual growth driven by continued strong performance across all businesses.
◦Gaming revenue increased to $2.1 billion, up 12%, driven by continued momentum in Gaming machine sales, which increased 22% primarily on market share gains in North America and Australia, coupled with Gaming systems growth of 13% driven by our innovative hardware and software solutions, and North American Gaming operations unit expansion driving 4% growth in Gaming Operations fueled by the improving performance of our diverse portfolio of hit franchises.
◦SciPlay revenue rose to $821 million, up 6%, and once again outpaced social casino market revenue growth, delivered record payer metrics and expanded our direct-to-consumer high margin revenue channel, which was approximately 11% of total SciPlay revenue.
◦iGaming revenue increased 9% to $299 million reflecting continued growth momentum in the U.S. and international markets driven by our industry-leading platforms and strong content launches.
•Robust double-digit earnings growth with Operating income growth of 29%, Consolidated AEBITDA(1) growth of 11%, and Adjusted NPATA(1) growth of 24%.
•Returned $462 million to shareholders through share repurchases as we fully completed our initial $750 million share repurchase program and completed approximately 29% of the new $1 billion share repurchase plan authorized in June 2024. Since initiation of the program in March of 2022, the Company has returned over $1 billion or 14.3 million shares or 15% of total outstanding shares prior to the commencement of the programs.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “We ended a strong 2024 with continued double-digit revenue and earnings growth for the year. The Gaming machine sales share gains in North America and Australia this year are a testament to our R&D investment, commercial strategy and robust product roadmap. Furthermore, we have also realigned studio needs, adding more talent and expanding existing studios. Our recently announced strategic acquisition of Grover Gaming’s charitable business enhances our cross-platform strategy and presence in regulated land-based markets, giving us a broader distribution base for our vast content library and accelerating our drive for sustainable future growth.”
Oliver Chow, Chief Financial Officer of Light & Wonder, added, “Our healthy financial foundation gives us flexibility to deploy capital where it best drives long-term value consistent with our capital deployment framework. We expect that the acquisition of Grover Gaming’s charitable business will contribute to our expansive recurring revenue base and is complementary and synergistic to our high margin and cash generative business, enhancing our growth profile and cross-platform strategy. We continue to see tremendous value in our shares and have executed a meaningful $462 million in share repurchases in 2024. We believe our healthy earnings growth and further optimization of our capital structure will continue to serve us well and provide stability as we expand the business globally.”

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Principal face value of debt outstanding(1) was $3.9 billion, translating to a net debt leverage ratio(2) of 3.0x as of December 31, 2024, a 0.1x decrease from December 31, 2023, and remaining within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x.
•Returned $243 million of capital to shareholders through the repurchase of approximately 2.6 million shares of L&W common stock during the quarter and $462 million or 4.8 million shares during 2024.
•Amended our credit agreement on February 10, 2025. The amendment, among other things, (i) provides for increased revolving commitments of $1.0 billion, replacing the existing revolving commitments of $750 million, (ii) extends the maturity of the revolving commitments to the earlier of (x) February 10, 2030 and (y) such earlier date that is 91 days prior to the maturity of our existing term loans (scheduled to mature on April 14, 2029) and existing notes (the earliest maturity of which is scheduled for May 15, 2028), solely to the extent more than $500 million of such term loans and/or such applicable notes are outstanding on such earlier date, and subject to us having sufficient liquidity to repay such term loans and/or applicable notes at such time and, (iii) reduces the applicable margin for the revolving loans by up to 50 basis points.
•Announced strategic acquisition of Grover Gaming’s charitable business on February 18, 2025 for an upfront consideration of $850 million, subject to customary purchase price adjustments, that will be funded with the combination of existing cash and incremental debt financing. Grover Gaming is a leading provider of electronic pull-tabs distributed over five fast-growing U.S. states: North Dakota, Ohio, Virginia, Kentucky and New Hampshire. The transaction is expected to close during the second quarter of 2025, subject to required regulatory and other approvals and customary closing conditions.
•On February 23, 2025, the Company entered into an agreement to pay $72.5 million to resolve the antitrust claims related to its automatic card shuffler business brought in TCS John Huxley America, Inc., et al. v. Scientific Games Corporation, et al., in 2019. The antitrust claims were based on alleged conduct beginning fifteen years ago in 2009. While the settlement resolves the disputed claims, the Company has not admitted any liability in this matter.
•First Quarter 2025 business update — Based on the timing dynamics of Game Sales and high-return investment opportunities, both of which are expected to drive enhanced organic growth as the year progresses, we expect first quarter 2025 year-over-year Consolidated AEBITDA(2) growth to be in the low double-digits.
•ASX Listing Review — Light & Wonder is approaching the second anniversary of its successful secondary listing on the Australian Securities Exchange (“ASX”), which now represents approximately 30% of total ownership. The Company remains focused on enhancing the liquidity and market capitalization of its ASX listing, and as part of this will be considering both a dual primary and a sole listing on the ASX. L&W has engaged advisors (Jarden Australia and Goldman Sachs) to evaluate potential strategies to achieve this objective. L&W will be seeking feedback from key stakeholders to ensure an optimal outcome for L&W shareholders.
“The ASX is a premier exchange with a strong history of supporting global gaming companies, offering access to a deep and liquid market of sophisticated investors and industry participants with a comprehensive understanding of the gaming sector. We look forward to engaging with the market and our existing shareholders to further elevate the profile of our ASX listing,” said Jamie Odell, Chair of the Light & Wonder Board of Directors.

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 14 to the Consolidated Financial Statements in our December 31, 2024 Form 10-K.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.

SUMMARY RESULTS

	Three Months Ended December 31,		Year Ended December 31,
($ in millions except per share amounts)	2024	2023	2024	2023
Revenue	$797	$770	$3,188	$2,902
Net income	107	67	336	180
Net income attributable to L&W	107	66	336	163
Net income attributable to L&W per share – Diluted	1.20	0.73	3.68	1.75
Net cash provided by operating activities	202	167	632	590
Capital expenditures	70	60	294	242

Non-GAAP Financial Measures(1)
Consolidated AEBITDA	$315	$302	$1,244	$1,118
Adjusted NPATA	127	109	480	388
Adjusted NPATA per share – Diluted	1.42	1.19	5.27	4.18
Free cash flow	74	70	318	291

			As of
Balance Sheet Measures			December 31, 2024	December 31, 2023
Cash and cash equivalents			$196	$425
Total debt			3,870	3,874
Available liquidity(2)			936	1,165

(1) Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Fourth Quarter 2024 Financial Highlights
•Fourth quarter consolidated revenue was $797 million compared to $770 million, a 4% increase compared to the prior year period, and our 15th consecutive quarter of year-over-year growth, driven by strong performance across all three businesses. Gaming revenue increased 4%, primarily led by continued growth in Gaming systems and Table products, which grew by 24% and 10% year-over-year, respectively, as well as 4% growth in Gaming operations revenue. iGaming revenue grew by 11%, while SciPlay revenue remained flat as compared to the prior year period.
•Net income increased to $107 million from $67 million in the prior year period, primarily due to higher revenue and operating income and a $28 million gain on sale of assets included in other income. Net income attributable to L&W per share(1) increased by 64% to $1.20 compared to $0.73 in the prior year period.
•Consolidated AEBITDA(2) was $315 million compared to $302 million in the prior year period, a 4% increase driven by revenue growth and healthy margins across our businesses.
•Adjusted NPATA(2) increased 17% to $127 million as compared to $109 million in the prior year period, primarily due to revenue growth across all businesses. Adjusted NPATA per share(1)(2) increased 19% to $1.42 compared to $1.19 in the prior year period.
•Net cash provided by operating activities was $202 million compared to $167 million in the prior year period, with the current year period primarily benefiting from earnings growth and favorable changes in working capital.
•Free cash flow(2) was $74 million compared to $70 million in the prior year period. The increase was reflective of strong earnings and favorable changes in working capital, partially offset by higher capital expenditures.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2024

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2024	2023	$	%	2024	2023	$	%	2024	2023	PP Change(4)
Gaming	$515	$496	$19	4%	$257	$245	$12	5%	50%	49%	1
SciPlay	204	204	—	—%	74	69	5	7%	36%	34%	2
iGaming	78	70	8	11%	25	23	2	9%	32%	33%	(1)
Corporate and other(5)	—	—	—	—%	(41)	(35)	(6)	(17)%	n/a	n/a	n/a
Total	$797	$770	$27	4%	$315	$302	$13	4%	40%	39%	1

PP — percentage points.
n/a — not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Full Year 2024 Financial Highlights
•Consolidated revenue was a record $3.2 billion compared to $2.9 billion in the prior year, a 10% increase. Growth was driven by strong performance across all of our businesses. Our Gaming business demonstrated continued momentum with Gaming machine sales growing 22%, Systems revenue growing 13% and Gaming operations revenue growing by 4%, primarily driven by record expansion of the North American installed base. Consolidated revenue also benefited from SciPlay’s social casino business growing faster than the market, while iGaming demonstrated strong performance in North American and European markets.
•Net income was $336 million compared to $180 million in the prior year, primarily due to higher revenue and lower other expense, including a $28 million gain on sale of assets included in other income, partially offset by higher operating expenses. Net income attributable to L&W per share(1) increased by 110% to $3.68 compared to $1.75 in the prior year period.
•Consolidated AEBITDA(2) was $1.24 billion compared to $1.12 billion in the prior year, a $126 million or 11% increase, primarily due to continued revenue growth and margin strength across all businesses.
•Adjusted NPATA(2) increased 24% to $480 million as compared to $388 million in the prior year period, primarily due to continued revenue growth and margin strength across all our businesses. Adjusted NPATA per share(1)(2) increased 26% to $5.27 compared to $4.18 in the prior year period.
•Net cash provided by operating activities was $632 million compared to $590 million in the prior year. The current year benefited from earnings growth, partially offset by unfavorable changes in working capital, including the timing of collection of receivables.
•Free cash flow(2) was $318 million compared to $291 million in the prior year. The increase was reflective of strong earnings, partially offset by changes in working capital, including certain financing arrangements, and higher capital expenditures supporting our Gaming operations installed based growth and investments.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2024

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2024	2023	$	%	2024	2023	$	%	2024	2023	PP Change(4)
Gaming	$2,068	$1,850	$218	12%	$1,027	$918	$109	12%	50%	50%	—
SciPlay	821	777	44	6%	272	243	29	12%	33%	31%	2
iGaming	299	275	24	9%	98	95	3	3%	33%	35%	(2)
Corporate and other(5)	—	—	—	—%	(153)	(138)	(15)	(11)%	n/a	n/a	n/a
Total	$3,188	$2,902	$286	10%	$1,244	$1,118	$126	11%	39%	39%	—

PP - percentage points.
n/a - not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Fourth Quarter 2024 Business Segments Key Highlights
•    Gaming revenue increased to $515 million, up 4% compared to the prior year period, primarily driven by global Gaming systems growth of 24%, Table products growth of 10% and Gaming operations growth of 4%, which benefited from 9% year-over-year growth in our North American installed base to 34,004 units, as well as elevated average daily revenue per unit at $47.25. Our North American premium installed base grew for the 18th consecutive quarter, representing 50% of our total North American installed base mix. Gaming systems growth was driven by increased global hardware sales. Our diversified portfolio of successful game franchises and the success of our COSMIC®, MURAL® and HORIZON® cabinets continue to drive growth and strong performance in our Gaming business. Gaming AEBITDA was $257 million, up 5% compared to the prior year period, primarily driven by revenue growth in the period, as well as margin improvement of 100 basis points.
•    SciPlay revenue was $204 million, flat when compared to the prior year period, while AEBITDA increased 7% to $74 million, reflecting margin expansion. Stable revenue was primarily driven by the social casino business, which continued to deliver consistently high player engagement and monetization, leveraging game content, dynamic Live Ops through the SciPlay Engine and effective marketing strategies. Our growing direct-to-consumer platform, which generated $27 million, or 13% of the total SciPlay revenue for the quarter, was a key driver of AEBITDA growth and margin expansion. SciPlay maintained its number of payers at 0.6 million and elevated AMRPPU(1) to $117.15, enabling SciPlay to grow ARPDAU(2) by 6% year-over-year to $1.06 and payer conversion to 10.9%.
•    iGaming revenue increased by 11% to $78 million, and AEBITDA increased 9% to $25 million for the current year period. Revenue growth for the period reflected continued momentum in North America and Europe driven by strong content launches. Wagers processed through our iGaming platform totaled $24.0 billion during the quarter.
•    Capital expenditures were $70 million in the fourth quarter of 2024 as compared to $60 million in the prior year period, primarily due to ongoing investments made to support our Gaming operations growth.

(1) Average Monthly Revenue Per Paying User.
(2) Average Revenue Per Daily Active User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Tuesday, February 25, 2025 at 4:30 p.m. EST to review the Company’s fourth quarter results. To access the call, live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 690757. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,000+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Securities Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations and Treasury ir@lnw.com

All ® notices signify marks registered in the United States. © 2025 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of ongoing changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the risk that the conditions to the closing of the proposed Grover Gaming charitable business (“Grover Charitable Gaming”) acquisition, including the receipt of regulatory and gaming approvals, may not be satisfied;
•the risk that a material adverse change, event or occurrence may affect the Company and Grover Charitable Gaming prior to the closing of the proposed Grover Charitable Gaming acquisition and may delay the proposed transaction or cause the companies to abandon the proposed transaction;
•the risk that the proposed Grover Charitable Gaming acquisition may involve unexpected costs, liabilities or delays;
•the risk that the businesses of the Company and Grover Charitable Gaming may suffer as a result of uncertainty surrounding the proposed Grover Charitable Gaming acquisition;
•the risk that disruptions from the proposed Grover Charitable Gaming acquisition will harm relationships with customers, employees and suppliers;

•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the proposed Grover Charitable Gaming acquisition and may not be able to successfully integrate Grover Charitable Gaming into the Company’s operations;
•risks as a result of being publicly traded in the United States and Australia, including price variations and other impacts relating to the secondary listing of the Company’s common stock on the Australian Securities Exchange;
•risks relating to consideration of a dual primary listing on both the NASDAQ and the ASX or sole primary listing on the ASX, including delisting our securities from NASDAQ, which could negatively affect the liquidity and trading prices of our common stock and could result in less disclosure about the Company;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay merger;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems (including further developments in the Dragon Train litigation described under “Aristocrat Matters” in Note 19 of our annual report on Form 10-K filed with the SEC for the year ended December 31, 2024), our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws, government regulation and potential trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including internet wagering, social gaming and sweep-stakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC for the year ended December 31, 2024 on February 25, 2025 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Services	$532	$515	$2,105	$1,991
Products	265	255	1,083	911
Total revenue	797	770	3,188	2,902
Operating expenses:
Cost of services(1)	113	114	448	445
Cost of products(1)	117	121	483	427
Selling, general and administrative	216	209	872	808
Research and development	68	59	262	228
Depreciation, amortization and impairments	97	86	361	384
Restructuring and other	18	26	94	92
Total operating expenses	629	615	2,520	2,384
Operating income	168	155	668	518
Other (expense) income:
Interest expense	(71)	(78)	(293)	(309)
Loss on debt financing transactions	—	—	(2)	(15)
Other income (expense), net	35	(12)	48	11
Total other expense, net	(36)	(90)	(247)	(313)
Net income before income taxes	132	65	421	205
Income tax (expense) benefit	(25)	2	(85)	(25)
Net income	107	67	336	180
Less: Net income attributable to noncontrolling interest	—	1	—	17
Net income attributable to L&W	$107	$66	$336	$163

Basic and diluted net income attributable to L&W per share:
Basic	$1.22	$0.74	$3.77	$1.79
Diluted	$1.20	$0.73	$3.68	$1.75

Weighted average number of shares used in per share calculations:
Basic shares	88	90	89	91
Diluted shares	90	92	91	93

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$196	$425
Restricted cash	110	90
Receivables, net of allowance for credit losses of $35 and $38, respectively	585	506
Inventories	158	177
Prepaid expenses, deposits and other current assets	134	113
Total current assets	1,183	1,311

Restricted cash	6	6
Receivables, net of allowance for credit losses of $5 and $3, respectively	97	37
Property and equipment, net	286	236
Operating lease right-of-use assets	44	52
Goodwill	2,890	2,945
Intangible assets, net	454	605
Software, net	161	158
Deferred income taxes	229	142
Other assets	71	60
Total assets	$5,421	$5,552

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$23	$22
Accounts payable	216	241
Accrued liabilities	447	404
Income taxes payable	49	29
Total current liabilities	735	696

Deferred income taxes	12	20
Operating lease liabilities	31	39
Other long-term liabilities	160	180
Long-term debt, excluding current portion	3,847	3,852
Total stockholders’ equity	636	765
Total liabilities and stockholders’ equity	$5,421	$5,552

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$107	$67	$336	$180
Adjustments to reconcile net income to net cash provided by operating activities	61	101	372	492
Changes in working capital accounts, excluding the effects of acquisitions	34	(1)	(76)	(82)
Net cash provided by operating activities	202	167	632	590
Cash flows from investing activities:
Capital expenditures	(70)	(60)	(294)	(242)
Acquisitions of businesses and assets, net of cash acquired	—	—	(5)	(4)
Proceeds from sale of investments and other(1)	41	(1)	41	(5)
Net cash used in investing activities	(29)	(61)	(258)	(251)
Cash flows from financing activities:
Payments of long-term debt, net	(6)	(5)	(11)	(34)
Payments of debt issuance and deferred financing costs	—	—	(4)	(8)
Payments on license obligations	(14)	(5)	(34)	(31)
Payments of contingent acquisition considerations	—	(5)	(16)	(14)
Purchase of L&W common stock	(243)	(25)	(462)	(170)
Purchase of SciPlay’s common stock	—	(496)	—	(519)
Net redemptions of common stock under stock-based compensation plans and other	1	(1)	(50)	(12)
Net cash used in financing activities	(262)	(537)	(577)	(788)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	5	(6)	3
Decrease in cash, cash equivalents and restricted cash	(95)	(426)	(209)	(446)
Cash, cash equivalents and restricted cash, beginning of period	407	947	521	967
Cash, cash equivalents and restricted cash, end of period	$312	$521	$312	$521

Supplemental cash flow information:
Cash paid for interest	$78	$85	$286	$306
Income taxes paid	46	28	164	147
Distributed earnings from equity investments	2	2	2	4
Cash paid for contingent acquisition considerations included in operating activities	—	8	22	17
Supplemental non-cash transactions:
Non-cash interest expense	$2	$2	$9	$10

(1) The year ended December 31, 2023 includes $3 million in cash used in discontinued operations.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA
Net income attributable to L&W	$107	$66	$336	$163
Net income attributable to noncontrolling interest	—	1	—	17
Net income	107	67	336	180
Restructuring and other(1)	18	26	94	92
Depreciation, amortization and impairments	97	86	361	384
Other (income) expense, net	(31)	14	(37)	(5)
Interest expense	71	78	293	309
Income tax expense (benefit)	25	(2)	85	25
Stock-based compensation	28	33	110	118
Loss on debt financing transactions	—	—	2	15
Consolidated AEBITDA	$315	$302	$1,244	$1,118

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$257	$245	$1,027	$918
SciPlay	74	69	272	243
iGaming	25	23	98	95
Total business segments AEBITDA	356	337	1,397	1,256
Corporate and other(2)	(41)	(35)	(153)	(138)
Consolidated AEBITDA	$315	$302	$1,244	$1,118

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$315	$302	$1,244	$1,118
Revenue	797	770	3,188	2,902
Net income margin	13%	9%	11%	6%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	40%	39%	39%	39%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of Net Income Attributable to L&W to Adjusted NPATA
Net income attributable to L&W	$107	$66	$336	$163
Net income attributable to noncontrolling interest	—	1	—	17
Net income	107	67	336	180
Restructuring and other(1)	18	26	94	92
Amortization of acquired intangibles and impairments(2)	32	32	125	172
Other (income) expense, net	(31)	14	(37)	(5)
Loss on debt financing transactions	—	—	2	15
Income tax impact on adjustments(3)	1	(30)	(40)	(66)
Adjusted NPATA	$127	$109	$480	$388

(1) Refer to the Adjusted NPATA definition below for a description of items included in restructuring and other.
(2) Includes impairment charges of $3 million for the three months and year ended December 31, 2024, and $7 million for the year ended December 31, 2023.
(3) Includes an adjustment to remove $14 million in tax benefits related to discontinued operations for the three months and year ended December 31, 2023.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of Net Income Attributable to L&W Per Share to Adjusted NPATA Per Share
Net income attributable to L&W per share – Diluted	$1.20	$0.73	$3.68	$1.75
Adjustments:
Net income attributable to noncontrolling interest	—	—	—	0.19
Restructuring and other	0.20	0.28	1.03	0.99
Amortization of acquired intangibles and impairments	0.36	0.35	1.37	1.86
Other (income) expense, net	(0.35)	0.16	(0.41)	(0.06)
Loss on debt financing transactions	—	—	0.02	0.16
Income tax impact on adjustments	0.01	(0.33)	(0.42)	(0.71)
Adjusted NPATA per share – Diluted	$1.42	$1.19	$5.27	$4.18

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2024	2023	2024	2024	2023
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$175	$168	$175	$690	$661
Gaming machine sales	195	205	238	865	708
Gaming systems	88	71	71	302	268
Table products	57	52	53	211	213
Total revenue	$515	$496	$537	$2,068	$1,850
Gaming Operations:
U.S. and Canada:
Installed base at period end	34,004	31,220	33,151	34,004	31,220
Average daily revenue per unit	$47.25	$47.91	$49.05	$48.65	$47.86
International:(1)
Installed base at period end	20,165	22,327	21,426	20,165	22,327
Average daily revenue per unit	$17.06	$16.01	$15.11	$15.82	$15.14
Gaming Machine Sales:
U.S. and Canada new unit shipments	5,980	4,783	6,094	22,320	18,500
International new unit shipments	3,609	7,340	6,969	21,338	19,136
Total new unit shipments	9,589	12,123	13,063	43,658	37,636
Average sales price per new unit	$18,666	$15,477	$17,094	$18,438	$17,229
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	5,505	4,451	5,476	20,742	17,351
Casino opening and expansion units	475	332	618	1,578	1,149
Total unit shipments	5,980	4,783	6,094	22,320	18,500
International unit shipments:
Replacement units	3,418	7,270	6,827	19,342	16,641
Casino opening and expansion units	191	70	142	1,996	2,495
Total unit shipments	3,609	7,340	6,969	21,338	19,136
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(2)	$177	$197	$181	$733	$768
Direct-to-consumer platforms	27	7	25	88	9
Total revenue	$204	$204	$206	$821	$777
In-App Purchases:
Average MAU(3)	5.3	5.5	5.6	5.5	5.7
Average DAU(4)	2.1	2.2	2.1	2.1	2.2
ARPDAU(5)	$1.06	$1.00	$1.04	$1.04	$0.94
Average MPU(6) (in thousands)	576	587	600	586	606
AMRPPU(7)	$117.15	$113.73	$113.49	$115.34	$104.82
Payer Conversion Rate(8)	10.9%	10.7%	10.7%	10.6%	10.6%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$24.0	$21.6	$22.8	$91.0	$82.8
(1) Units exclude those related to game content licensing.
(2) Other primarily represents advertising revenue, which was not material for the periods presented.
(3) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(4) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(6) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(7) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(8) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)

	As of
	December 31, 2024	December 31, 2023
Consolidated AEBITDA	$1,244	$1,118

Total debt	$3,870	$3,874
Add: Unamortized debt discount/premium and deferred financing costs, net	39	44
Less: Debt not requiring cash repayment and other	—	(1)
Principal face value of debt outstanding	3,909	3,917
Less: Cash and cash equivalents	196	425
Net debt	$3,713	$3,492

Net debt leverage ratio	3.0	3.1

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$202	$167	$632	$590
Less: Capital expenditures	(70)	(60)	(294)	(242)
Add: Payments on contingent acquisition considerations	—	8	22	17
Less: Payments on license obligations	(14)	(5)	(34)	(31)
Less: Change in restricted cash impacting working capital	(44)	(40)	(8)	(43)
Free cash flow(1)	$74	$70	$318	$291
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Professional fees and services supporting strategic review and related activities (including ASX listing and SciPlay merger)	$—	$16	$—	$25
Income tax payments related to discontinued operations	—	—	—	32

(1) Includes $12 million collected for the three months and year ended December 31, 2024 related to Management designated restricted funds associated with certain Dragon Train game sales in which control of the units have transferred to the customer, but the title transfer was pending until the final payment.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, Adjusted NPATA, Adjusted NPATA per share (on diluted basis), Free cash flow, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following our ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we present on a supplemental basis. The Adjusted NPATA performance measure was further supplemented with Adjusted NPATA per share (on diluted basis), which was added during the third quarter of 2024.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow provides useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes Adjusted NPATA and Adjusted NPATA per share are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Management also believes that Free cash flow is useful for investors because it provides investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments, as applicable: (1) Net income attributable to noncontrolling interest; (2) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures, SciPlay acquisition and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (3) Depreciation, amortization and impairment charges and Goodwill impairments; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Interest expense; (7) Income tax expense (benefit); (8) Stock-based compensation; and (9) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA Target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of targeted Consolidated AEBITDA or Consolidated AEBITDA growth to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.

Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in a schedule above.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income attributable to L&W and includes the following adjustments, as applicable: (1) Net income attributable to noncontrolling interest; (2) Amortization of acquired intangible assets; (3) Non-cash asset and goodwill impairments; (4) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures, SciPlay acquisition and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Income tax impact on adjustments; and (8) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA targeted range for fiscal year 2025 denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA targeted range to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Adjusted NPATA Per Share – Diluted
Adjusted NPATA per share, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income attributable to L&W per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income attributable to L&W per share and includes the same adjustments as the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA” in per share amounts.
Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

# # #